EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 1, 2005 (this “Employment Agreement”), by and between TheStreet.com, Inc., a Delaware corporation (the “Company”), and James Cramer (“Cramer”).

WHEREAS, Cramer has been employed by the Company pursuant to an employment agreement dated February 22, 2004, as amended (the “2004 Employment Agreement”);

WHEREAS, the 2004 Employment Agreement superseded Cramer’s amended and restated employment agreement, dated as of February 22, 2003 (“the 2003 Employment Agreement;

WHEREAS, the 2003 Employment Agreement superseded Cramer’s amended and restated employment agreement, dated as of January 1, 2002 (“the 2002 Employment Agreement”), which 2002 Employment Agreement contained a provision pursuant to which the Company agreed to indemnify and hold harmless Cramer against certain losses incurred by him as a result of his furnishing of on-air radio hosting services under Cramer’s agreement with Premiere Radio Networks, dated April 4, 2001 (the “Premiere Agreement”);

WHEREAS, the 2002 Employment Agreement, the 2003 Employment Agreement and the 2004 Agreement shall be referred to collectively herein as “Prior Employment Agreements”

WHEREAS, the Company and Cramer wish to supersede all Prior Employment Agreements with this Employment Agreement;

WHEREAS, the Premiere Agreement was terminated by the parties as of December 30, 2002, and the Company entered into an agreement with Buckley Broadcasting Corp.-WOR (“Buckley”) dated December 30, 2002 (the “Radio Agreement”), under which the Company agreed to furnish certain of its personalities, including Cramer, to perform on-air hosting and other customary radio programming services, as more fully described therein (“Radio Services”), in connection with the broadcasting of radio programming thereunder; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.	Duties.

(a)      The Company hereby appoints Cramer, and Cramer hereby accepts the appointment, as an outside contributor for the Company, This Employment Agreement shall be effective from the date hereof and shall expire on December 31, 2007, unless sooner terminated in accordance with Section 4 hereof (the “Term”). During the Term, except during any week when Cramer is on vacation as set forth in Section 2(c) hereof, Cramer will author no fewer than twelve (12) articles per week intended for publication in TheStreet.com’s publications. The Company agrees that during the Term, it shall include an appropriate reference to Cramer (e.g., the current reference to “Cramer’s Latest”) on the home page of the web sites for which Cramer writes. In addition, Cramer agrees to write for such other products as the parties mutually agree during the Term, including, without limitation, the product known as “Action Alerts PLUS”.

During the Term, the Company agrees to provide an assistant for Cramer, who shall be an employee of the Company, and who shall be subject to all laws, rules, regulations and policies, including TheStreet.com’s Policy on Investments, a current copy of which is attached as Exhibit A hereto (the “Investment Policy”), as are applicable to employees of the Company, and shall be located at the Company’s offices. For purposes of the Investment Policy, Cramer’s assistant shall be subject to the trading restrictions applicable to “Editorial Staffers,” notwithstanding the fact that such assistant may primarily perform duties associated with the designation of “Business Staffer” under the Policy.

(b)             Cramer agrees to perform faithfully his duties as an outside contributor pursuant to this Employment Agreement to the best of his abilities. In connection with the preparation of articles during the Term, Cramer shall communicate solely with the Company’s Editor-in-Chief or his or her designee. During the Term, Cramer must comply with all laws applicable to the Company’s employees, as well as, to the extent provided herein, the Investment Policy and, to the extent Cramer writes for the product known as “Action Alerts PLUS” or any other newsletter product, to the applicable Policy for Writers of Investment Newsletters, a copy of which is attached as Exhibit B hereto (the “Newsletter Policy”). For purposes of the Investment Policy, Cramer shall be deemed an “Outside Contributor” and an “Access Person” as such terms are defined in the Investment Policy, and shall be subject only to the provisions of the Investment Policy that pertain to Outside Contributors and Access Persons. Cramer agrees that he shall be obligated to comply with any provisions of the Investment Policy that pertain to Outside Contributors and Advisory Representatives, including those pertaining to disclosure, and with all provisions of the Newsletter Policy, as they may be implemented or amended from time to time throughout the Term; provided however that if the Investment Policy, Newsletter Policy and/or disclosure provisions implemented or amended by the Company during the Term differ from the policies in place on the date hereof in any way which Cramer believes, in his sole discretion, will have a materially adverse effect on Cramer’s outside business activities, then Cramer shall be entitled to voluntarily resign without Good Reason as set forth in Section 4(a) hereof, and such resignation shall not be considered a breach of this Employment Agreement.

(c)             Subject to Cramer’s personal and professional availability, and consistent with past practice, during the Term Cramer also agrees to provide other reasonable services upon reasonable advance notice from the Company’s Chief Executive Officer, including, without limitation, Radio Services, participation in the Company’s interactive chat rooms on its web site and those on any other web-sites established by the Company acting alone or together with a business partner, and attendance at charitable events or other events at which the Company deems Cramer’s attendance beneficial. The above activities may include streaming audio to the Company’s web site, and any other web sites established by the Company acting alone or together with a business partner. The Company expressly acknowledges, however, that Cramer shall not be required to perform any of the services set forth in this Section 2(c) if performance of such services would interfere with any of Cramer’s outside activities.

(d)             The Company agrees that Cramer shall render his services to the Company hereunder on a non-exclusive basis, provided however, that Cramer covenants that during the Term he shall not be under or subject to any contractual restriction that is inconsistent with the performance of his duties hereunder. In this regard, without limiting the generality of the foregoing, the Company acknowledges and agrees that, notwithstanding the services Cramer shall provide hereunder, Cramer (a) shall be entitled to engage, and will continue to engage, in other journalistic, writing and media endeavors, including, without limitation, writing for magazines, television and radio appearances, the writing of books, and, subject to the restriction in Section 5(a) hereof, various other on-line media projects, provided that in the event Cramer does accept such engagements, he shall use reasonable efforts to ensure that the byline for any articles he authors, and the comparable on air indication for nonprint media, refer to Cramer as a Market Commentator for the Company; and (b) shall be entitled to engage, and will continue to engage, in extensive investing and trading in securities, rights and options relating thereto and contracts in stock indexes, foreign currencies and financial instruments (collectively, “Securities Activities”). Further, the Company acknowledges and agrees that Cramer shall be entitled to engage, and will continue to engage, in Securities Activities on behalf of other persons or entities (including Cramer and members of his family) and that Cramer’s wife may also engage in extensive Securities Activities. (All such Securities Activities that Cramer’s wife, Cramer’s affiliates or Cramer may engage in from time to time are collectively referred to herein as the “Relevant Securities Activities.”) In connection with the foregoing, the Company further acknowledges and agrees that:

(i) The Relevant Securities Activities will often involve Cramer’s beneficial ownership in and/or trading of securities or other financial instruments that are the subject of, or otherwise mentioned, referred to or discussed in, articles written by Cramer for the Company, and that the Relevant Securities Activities involving such securities or other financial instruments may occur at any time before or after the publication date of an issue of any article on TheStreet.com in which such securities or other financial instruments are mentioned, referred to or otherwise discuss by Cramer in such article.

(ii)                Cramer shall not have access to articles written for the Company by other writers, or information regarding such articles, prior to publication, except for articles that Cramer is writing or projects in which Cramer is involved. Furthermore, the Company will endeavor to keep Cramer unaware, in any and all of his capacities, of the final content or publication schedule of articles, columns or other writings scheduled for publication on TheStreet.com that cover or discuss publicly traded securities other than the articles or columns or other written materials prepared by Cramer for publication in TheStreet.com.

(iii)              Notwithstanding any policy of the Company to the contrary, the Relevant Securities Activities, insofar as they are conducted in a manner that does not violate the express provisions of the Investment Policy, the Newsletter Policy and applicable law, will not be deemed to in any way violate or breach any other procedures, policies or practices of the Company now or hereafter in effect with respect to Cramer, including, but not limited to, any other conflict of interest rules or securities trading policies or other rules or procedures that otherwise may apply generally to writers for the Company regarding their right to engage in the trading of securities or other Relevant Securities Activities, and further, that any such policies shall not be applicable to Cramer in connection with his services hereunder.

(iv)              Provided Cramer is not in material breach of any of his obligations hereunder, including any obligation under applicable law, and without limiting the express provisions of this Employment Agreement, the Company irrevocably waives and releases Cramer, his affiliates, and members of his immediate family from any duty, fiduciary or otherwise, that Cramer or any of them may owe, or be deemed to owe, the Company that may in any way prohibit or limit the Relevant Securities Activities, insofar as they involve the trading and/or ownership of securities or other financial instruments that are the subject of or are otherwise referred to or discussed in the articles prepared by Cramer pursuant to this Employment Agreement, and acknowledges and agrees that such Relevant Securities Activities do not, and will not, constitute a misappropriation of the Company’s property or a breach of any fiduciary or other duty Cramer may owe the Company hereunder.

(v)The Company warrants and agrees that each of the articles prepared by Cramer and published by the Company shall provide appropriate disclosure relating to the Relevant Securities Activities, as set forth in the Investment Policy. The Company further agrees that it shall not, without Cramer’s written consent, disclose any non-public information regarding securities positions provided by Cramer to the Company pursuant to the Investment Policy to anyone other than the Company’s senior management and senior editorial staff or its legal advisers, on a confidential, “need to know” basis, or as required by any court of competent jurisdiction or other federal or state governmental or regulatory authority.

(e)             The Company agrees, to the extent permitted by applicable law, to defend, indemnify and hold harmless Cramer against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, disbursements, court costs, and any amounts paid in settlement and the costs and expenses of enforcing this Section of this Employment Agreement (“Loss”), which may be suffered or incurred by Cramer in connection with the provision of his services hereunder or under any Prior Employment Agreements, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters relating to any securities laws or regulations, or the violation or alleged violation thereof (the “Securities Actions”), provided that such Loss (i) arises out of or in connection with the performance by Cramer of his obligations under this Employment Agreement and (ii) is not the result of any breach by Cramer of his obligations hereunder, and provided further that with respect to any Securities Actions, the Company shall be under no obligation to defend, indemnify or hold harmless Cramer if Cramer has not acted with a reasonable, good faith belief that his actions were in no way violative of any securities laws or regulations. With respect thereto, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a nolo contendere plea or its equivalent, shall not, of itself, create a presumption that Cramer did not act with a reasonable, good faith belief that his actions were in no way violative of any securities laws or regulations. Further, to the extent that Cramer has been successful on the merits or otherwise in defense of any Securities Action, or in defense of any claim, issue or matter therein, he shall be defended, indemnified and held harmless by the Company as required herein. Expenses (including reasonable attorneys’ fees, disbursements and court costs) incurred by Cramer in defending any Securities Action shall be paid by the Company in advance of the final disposition of such Securities Action upon receipt of an undertaking by or on behalf of Cramer to repay such amount if it shall ultimately be determined that Cramer is not entitled to be indemnified by the Company pursuant hereto.

(f) In addition to the indemnification provided in Section 1(e), the Company agrees, to the extent permitted by applicable law, to defend, indemnify and hold harmless Cramer against any Loss, including, without limitation, reasonable attorneys’ fees, which may be suffered or incurred by Cramer in connection with the provision of his services under and during the term of the Premiere Agreement, to the extent Cramer is not indemnified by Premiere pursuant to the Premiere Agreement; provided that the Company shall be under no obligation to defend, indemnify or hold harmless Cramer with respect to any Loss resulting from actions by Cramer that are or were intentionally (x) slanderous, libelous or defamatory in any manner, (y) violative of any copyright, trade secret, trademark, right of privacy, right of publicity or any other proprietary right of any third party, or (z) violative of any law, statute, rule, regulation, ordinance or order. In any case in which Cramer is entitled to indemnification by Premiere under the Premiere Agreement, Cramer shall use his reasonable efforts to obtain such indemnification, and shall keep the Company informed of his efforts in so doing; however, Cramer’s inability to obtain indemnification from Premiere shall not effect his right to indemnification hereunder. Cramer shall promptly notify the Company in writing of any proceeding for which indemnification is sought, provided that any failure to so notify the Company will not relieve the Company from any liability or obligation it may have to Cramer except to the extent of any material prejudice to the Company resulting from such failure. If Cramer is unable to obtain indemnification from Premiere under the Premiere Agreement, Cramer shall, upon the Company’s reasonable request, assign to the Company his right to be indemnified by Premiere. If any such proceeding is brought against Cramer, the Company will be entitled to participate therein and to assume and control the defense thereof with counsel satisfactory to the Company. Cramer shall be obligated to cooperate reasonably with the Company, at the expense of the Company, in connection with such defense and with the compromise or settlement of any such proceeding. Neither Cramer nor the Company shall settle or dispose of any proceeding (other than a settlement or disposition that involves solely a payment of money damages by the Company and results in a release of all liability) without the prior written consent of the other, which consent shall not be unreasonably withheld.

Section 2.	Compensation.

(a)             Salary. During the Term, as compensation for his services hereunder, the Company shall pay to Cramer a salary at the rates set forth below (the “Salary”):

(i)	For the period from August 1, 2005 through December 31, 2005, Five Hundred Thousand Dollars ($500,000) per annum;

(ii)	For the period from January 1, 2006 through December 31, 2006, Seven Hundred Fifty Thousand Dollars ($750,000) per annum; and

(iii)	For the period from January 1, 2007 through December 31, 2007, one million dollars ($1,000,000) per annum.

All amounts due in respect of Salary shall be payable in accordance with the Company’s standard payroll policies. All applicable withholding taxes shall be deducted from such payments. The Salary shall be reviewed at least annually during the Term, and may be increased in the discretion of the Chief Executive Officer and the Compensation and Audit Committees of the Company's Board of Directors.

(b)Radio Fee. In addition to the compensation otherwise provided for above, Cramer is entitled to receive a fee from the Company relating to his provision of Radio Services for the Company pursuant to the Radio Agreement. This fee shall be equal to the Talent Fee actually received by the Company from Buckley under the Radio Agreement and shall be payable to Cramer upon receipt by the Company.

(c)Bonus. Except as set forth in Section 4 hereof, in addition to the Salary, Cramer shall be entitled to receive additional bonus compensation, which may be cash and/or equity compensation, for his employment during each of the periods listed in paragraph 2(a) above (the “Annual Bonus”) in accordance with the mutually agreed upon bonus schedule for the management and other significant employees of the Company, which shall be based upon achievement of the Company’s financial goals as determined by the Compensation Committee.

(d)             Stock Options and Restricted Stock Awards. Cramer has been awarded the following option grants: (i) On May 7, 1998 Cramer was granted a nonqualified option to purchase 66,666 shares (as adjusted) of the Company’s common stock, par value $.01 (“Common Stock”) at an exercise price of $.033 per share, which grant was exercised on May 10, 1999, in accordance with the terms of a Nonqualified Employee Stock Option Agreement between the Company and Cramer, ( an “Option Agreement”) dated as of the grant date, as well as theTheStreet.com, Inc. 1998 Stock Incentive Plan, as amended and restated (the “Plan”); (ii) On February 22, 1999, the Company granted to Cramer a nonqualified option to purchase 333,333 shares of Common Stock, which grant was exercised on February 20, 2004; (iii) On June 17, 1999, the Company granted to Cramer a nonqualified option to purchase 7,500 shares of Common Stock, which grant expired on June 17, 2004 in accordance with the terms of the Plan and an Option Agreement dated as of the grant date; (iv) On December 30, 1999, the Company granted to Cramer a nonqualified option to purchase 30,000 shares of Common Stock which, in accordance with the terms of the Plan and an Option Agreement dated as of the grant date, expired on March 31, 2001; (v) On January 1, 2001, the Company granted to Cramer an award of 100,000 shares of Restricted Stock (as such term is defined in the Plan) which award shall remain in effect in accordance with the terms of the Plan and a Restricted Stock Agreement between the Company and Cramer dated as of the grant date; (vi) On February 13, 2001, the Company granted to Cramer a nonqualified option to purchase 15,000 shares of Common Stock, which grant shall remain in effect in accordance with the terms of the Plan and an Option Agreement dated as of the grant date; (vii) On February 12, 2002, the Company granted to Cramer a nonqualified option to purchase 15,000 shares of Common Stock, which grant shall remain in effect in accordance with the terms of the Plan and an Option Agreement dated as of the grant date; (viii) On January 1, 2003, the Company granted to Cramer a nonqualified option to purchase 75,000 shares of Common Stock, which grant shall remain in effect in accordance with the terms of the Plan and an Option Agreement dated as of the grant date; (ix) On January 2, 2004, the Company granted to Cramer a nonqualified option to purchase 200,000 shares of Common Stock, which grant shall remain in effect in accordance with the terms of the Plan and an Option Agreement dated as of the grant date; and (x) On January 3, 2005, the Company granted to Cramer a nonqualified option to purchase 200,000 shares of Common Stock, which grant shall remain in effect in accordance with the terms of the Plan and an Option Agreement dated as of the grant date. In addition to the Salary, Cramer may, in the discretion of the Compensation Committee of the Company's Board of Directors, be granted awards under the Plan on an annual or other basis as compensation for the performance of his services hereunder.

(e)             Vacation. During each year of the Term, Cramer shall be entitled to six (6) weeks of paid vacation.

(f)              Benefits. During the Term, Cramer shall be entitled to participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term, including plans available to the Company's executive officers.

Section 3.	Expense Reimbursement.

During the Term, Cramer shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder.

Section 4.	Employment Termination; Garden Leave.

(a)             At any time during the Term and except as otherwise provided in Sections 4(b) and 5(c) hereof, the Company shall only have the right to terminate this Employment Agreement and Cramer’s employment with the Company hereunder, and to give Cramer notice of such termination as of a date not earlier than seven (7) days from such notice, because of (i) Cramer’s willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Cramer relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable repeated or prolonged absence from work by Cramer (other that as a result of, or in connection with, a disability), (iv) any intentional or reckless unauthorized disclosure by Cramer of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company, (v) a conviction of Cramer (including entry of a guilty or nolo contendere plea) of a felony involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws, (vi) the entry of an order, judgment or decree, of any court of competent jurisdiction or any federal or state authority, enjoining Cramer from violating the federal securities laws, or suspending or otherwise limiting Cramer’s right to act as an Investment adviser, underwriter, broker or dealer in securities, (vii) a finding by a court of competent jurisdiction in a civil action or a finding by the Securities and Exchange Commission that Cramer has violated any federal or state securities law, or (viii) the failure by Cramer to perform faithfully his duties hereunder or other breach by Cramer of this Employment Agreement and such failure or breach is not cured, to the extent cure is possible, by Cramer within thirty days after written notice thereof from the Company to Cramer (each individually, and all collectively, “Cause”). If this Employment Agreement and Cramer’s employment with the Company hereunder is terminated for Cause, or if Cramer voluntarily resigns from the Company without Good Reason, during the Term, the Company shall pay Cramer all earned but unpaid portions of the Salary through the date of termination, and following any such termination, Cramer shall not be entitled to receive the Annual Bonus or any other payment, except as provided for hereunder with respect to any period after such termination.

(b)             This Employment Agreement and Cramer’s employment with the Company hereunder may also be terminated by the Company without Cause upon 30 days written notice to Cramer, or by Cramer in the event of a material breach of this Employment Agreement by the Company, which is not cured, to the extent cure is possible, within thirty days after written notice thereof from Cramer to the Company (such breach constituting “Good Reason”). If either party to this Employment Agreement seeks to terminate Cramer’s employment on notice provided in accordance with the foregoing sentence, then the Company may, in its sole discretion, upon written notice to Cramer, exclude Cramer from the premises of the Company and require Cramer not to perform any services (or to perform only specified services) hereunder (“Garden Leave”) for a period equal to eighteen (18) months or the remainder of the Term, whichever is shorter.

(i)	During the period of Garden Leave, the Company shall be under no obligation to vest in or assign to Cramer any powers or duties; or provide any work for Cramer.

(ii)

During the period of Garden Leave, Cramer will continue to be an employee of the Company and will be entitled to receive his salary and all other financial and non-financial benefits of his employment. In addition, Cramer will be bound by the restrictions contained in Sections 5(a) and (c).

(iii)

Upon expiration of the period of Garden Leave, Cramer’s employment with the Company shall terminate, and Cramer shall not be entitled to receive any other payment, except pursuant to Restricted Stock or Option Agreements.

In the event that the Company does not exercise its right to require Cramer to take Garden Leave, and Cramer’s employment with the Company is terminated by the Company without Cause, or by Cramer with Good Reason, then the Company shall pay Cramer all earned but unpaid portions of the Salary through the date of termination, and Cramer shall not be entitled to receive any other payment, except pursuant to Restricted Stock or Option Agreements, with respect to any period after such termination.

(c)             This Employment Agreement and Cramer’s employment with the Company hereunder shall terminate immediately and automatically on the death or Disability (as defined below) of Cramer or the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company. If this Employment Agreement and Cramer’s employment with the Company hereunder is terminated on account of Cramer’s death or Disability, or because of a liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company, during the Term, then the Company shall pay Cramer all earned but unpaid portions of the Salary through the date of termination, and following any such termination, neither Cramer, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other payment, except pursuant to Restricted Stock or Option Agreements, with respect to any period after such termination.

(d) In addition to termination as otherwise provided for above, Cramer shall have the right (even during a period of Garden Leave) to terminate this Employment Agreement on a date that is thirty-one (31) days after the occurrence of a Change of Control. For purposes of this Employment Agreement, a Change of Control shall be deemed to have occurred in the event any of the following occurs:

(i) the acquisition by any one person or more than one person acting as a group (as defined in Q&A 12(b) of IRS Notice 2005-1) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company if such person or group was not an owner of at least five percent of the total fair market value or total voting power of the stock of the Company immediately prior to the Company’s initial public offering;

(ii) a majority of the members of the Company’s Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

(iii) any one person or more than one person acting as a group (as defined in Q&A 14(c) of IRS Notice 2005-1) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, other than an acquisition of assets of the Company by (w) a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to the Company’s stock, (x) an entity fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (y) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent or more of the total value or voting power of all the outstanding stock of the Company, or (z) an entity at least fifty percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (y).

(e)         Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement; provided however that Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 hereof shall survive and remain in full force and effect in accordance with their terms.

Section 5.	Covenant Not to Compete.

(a)             Cramer hereby agrees that, during the period from the Commencement Date through the end of the Term, he will not (i) author articles or columns for any other on-line financial publication that competes directly with the business of the Company as it is then constituted without first notifying the Company and securing its consent, which consent shall not be unreasonably withheld, and (ii) will not act as a lender to, or stockholder, director, principal, owner, or partner of, any other start-up on-line business that competes directly with the business of the Company as it is then constituted. The Company understands and acknowledges that Cramer is a party to agreements pursuant to which Cramer writes articles for certain print publications, including, without limitation, New York Magazine (the “Other Publications”), which may subsequently publish Cramer’s articles on-line on their respective web-sites. The Company agrees that publication of Cramer’s articles in the manner set forth in the preceding sentence shall not constitute a breach of this Section 5.

(b)             Cramer hereby agrees that, if his employment hereunder is terminated by the Company for Cause or by him without Good Reason, then, for a period of eighteen (18) months following such termination, he will not author articles or columns for any other on-line financial publication that competes directly with the Company without first notifying the Company and securing its consent, which consent shall not be unreasonably withheld.

(c)             Cramer hereby agrees that, during the period from the Commencement Date through the end of the first eighteen (18) months after the cessation of Cramer’s employment with the Company hereunder, he will not solicit for employment, in any business enterprise or activity, any person who was employed by the Company during the six months prior to the cessation of his employment. Notwithstanding the foregoing, Cramer shall be permitted to solicit for employment David Peltier and William Gabrielski free of the restrictions set forth in this Section 5(c).

(d)             The parties acknowledge that the restrictions contained in this Section 5 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Cramer in binding himself to any of these restrictions. In the event of a breach or threatened breach by Cramer of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Cramer from such breach or threatened breach; provided however that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 6.	Confidential Ownership of Articles and Columns.

(a)             Except as otherwise provided in this Employment Agreement, Cramer shall, and shall cause his attorneys, accountants and agents (collectively, “Agents”) to agree to, keep secret and retain in strictest confidence, any and all confidential information relating to the Company or otherwise not available to the general public, provided that such confidential information shall not include any information that (a) has become generally available to the public other than as a result of a disclosure by Cramer or his Agents, or (b) was available to Cramer or any of his Agents on a non-confidential basis from a third party having no obligation of confidentiality to the Company, and Cramer shall not, and shall cause his Agents not to, disclose such confidential information to any Person other than the Company or its Agents, except as may be required by law (in which event Cramer shall so notify the other party hereto as promptly as practicable).

(b)             All articles or columns that Cramer authors for the Company and which are in fact published shall be owned by and belong exclusively to the Company, and Cramer shall execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such articles or columns.

Section 7.	No Third Party Beneficiary.

This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

Section 8.	Withholding of Taxes.

Any payments to Cramer pursuant to the terms of this Employment Agreement shall be reduced by such amounts, if any, as are required to be withheld with respect thereto under all present and future federal, state, and local tax laws and regulations and other laws and regulations.

Section 9.	Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto, with copies to the following:

For the Company:	TheStreet.com, Inc. 14 Wall Street, 15th Floor New York, New York 10005 Attention: General Counsel

For Cramer:

Bruce Birenboim, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064

-and-

Eric Seiler, Esq.
Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019

Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 10.	Amendment; Section 409A.

This Employment Agreement may be amended only by a written agreement signed by the parties hereto. In addition, to the extent that any of the payments hereunder are governed by Section 409A of the Internal Revenue Code of 1986, as amended, the parties will work together in good faith to amend any provisions as necessary for compliance in a manner that maintains the basic financial provisions of this agreement.

Section 11.	Binding Effect.

This Employment Agreement is not assignable by Cramer. Any assignment in violation of this Employment Agreement shall be null and void ab initio. None of Cramer’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Cramer’s creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to substantially all of the business and property of the Company, whether by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including by operation of law.

Section 12.	Governing Law.

This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state, and without regard to its conflict of laws provisions.

Section 13.	Severability.

If any provision of this Employment Agreement including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum went allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any Provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 14.	Execution in Counterparts.

This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 15.	Entire Agreement.

This Employment Agreement, together with each Option Agreement set forth in Section 2(b) hereof and the Restricted Stock Agreement, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, including all Prior Employment Agreements, between the parties with respect to the subject matter hereof.

Section 16.	Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

Section 17.	No Cross-Default.

No default by Cramer under this Employment Agreement shall automatically constitute a default under any other agreement with the Company.

Section 18.	Duty to Mitigate.

Cramer shall have no duty to mitigate any damages payable by the Company to Cramer hereunder.

Section 19.	Consent to Jurisdiction.

Cramer hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City and County of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

Address:	14 Wall Street, 15th Floor
New York, NY 10005

Telephone:	212-321-5000
Telecopy:	212-321-5013
Attention:	Chief Executive Officer

/s/ James Cramer
James Cramer

Address:	14 Wall Street, 15th Floor
New York, New York 10005

Telephone:	212-321-5228
Telecopy:	212-321-5014